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                                             Michael Donovan

NYPSC OKs O&R RESTRUCTURING PLAN FEATURING LOWER RATES,
SALE OF ITS GENERATING PLANTS, AND THE FASTEST TIMETABLE FOR
OFFERING CUSTOMERS CHOICE IN NEW YORK STATE


PEARL RIVER, NY November 25, 1997 --- The New York State Public Service Commission today approved the Orange and Rockland Utilities, Inc. Electric Rate and Restructuring Plan --- a plan that calls for lower electric rates, the sale at auction of the Company's generating plants and the most ambitious timetable for customer choice of any electric utility in New York State.

Under the Plan, O&R will remain a regulated transmission and distribution company that will deliver electricity to its customers, and also will be able to pursue opportunities as an unregulated energy services provider.

But, once the generating plants are sold, O&R will no longer produce electricity; it will purchase electricity for resale to its electric customers as a regulated delivery company (as the so-called "provider of last resort").

The approved Plan was endorsed by the Staff of the NYPSC, the Independent Power Producers of New York, Inc., Enron Capital & Trade Resources, the National Association of Energy Service Companies, the Industrial Users Association, the Pace Energy Project, the New York State Department of Economic Development and the Joint Supporters.

O&R Vice Chairman and Chief Executive Officer D. Louis Peoples said, "With this Plan's approval, we can offer our customers lower rates immediately and greater savings opportunities in the near term through our PowerPick(TM) program."

This Plan creates the potential for up to $44 million in cumulative benefits to O&R customers over a four-year period. This includes $32 million in rate reductions, $8 million in savings resulting from the reduction in New York State Gross Receipts Tax and $4 million in additional PowerPick savings opportunities for large industrial customers. In addition, by May 1998, all customers will have the opportunity to participate in PowerPick, which could produce additional savings of up to $20 million.

Under the Plan, O&R's one-third ownership of the Bowline Point
Generating Station in West Haverstraw, NY (jointly owned with
Consolidated Edison) and the Lovett Generating Station in Stony
Point, NY, are to be sold at auction.

The same is true for the utility's gas turbine facilities and hydroelectric generating stations located primarily in the Sullivan County communities of Lumberland and Forestburgh.

An auction implementation plan is due to the PSC within 90 days. O&R is committed to getting this process under way as soon as possible. The Company expects to complete divestiture of the power plants during 1999. In approving the Plan, the PSC gave the Company the option to participate in the auction subject to certain conditions. The Company is examining that option now. The Plan also includes provisions to fund employee transition costs that could arise from the sale.

"I know how much anxiety the uncertainty caused by the sale of generating assets creates for our plant and other employees in the Company serving in plant support functions, for their families and for the communities in which the plants are located," said Peoples. "Our commitment is to move through this period as quickly as possible."

Under the Plan, O&R's largest industrial energy customers could realize price reductions -- which would include rate reductions and potential savings through participation in O&R's PowerPick customer choice program - of as high as 12 percent as soon as this month, bringing their prices closer to the national average. That comes in addition to an average 12.7 percent in reductions since 1995.

All other industrial, commercial and residential customers would realize a 2.1 percent direct rate reduction over the first two years of the plan (1.1 percent the first year; 1.0 percent the second) beginning this month.

They, too, have the opportunity to save an additional two percent or more by taking advantage of O&R's PowerPick energy supply customer choice option which, under the Plan, would be extended to the entire customer base by May 1, 1998. A further one percent reduction for all customers would come during the four-year plan from New York's reduction of the state Gross Receipts Tax.

The rate reductions would be the latest in a series of rate cuts that have already totaled 6.4 percent overall since 1995 by O&R -
-- the only New York State utility to voluntarily reduce its base electric rates during the past decade.

The cumulative effect of this series of most recent past reductions since 1995 coupled with the prospective rate reductions and savings opportunities called for by the new Plan could result in price decreases of approximately 10 percent for residential and small commercial customers and nearly 25 percent for large industrial customers.

The Plan also calls for customer choice of energy providers by no later than May 1998, and full retail access (energy and capacity) for all customers by May 1, 1999, the most ambitious timetable of any New York State utility.

Further, the Plan calls for sharing of earnings from regulated New York electric operations above 11.4 percent return on equity as follows: 75 percent of those earnings for the benefit of O&R customers, and the remaining 25 percent for O&R shareholders.

For more information about O&R and the Rate and Restructuring
Plan, visit us on the Internet at www.oru.com.